United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012
ePlus inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2012, ePlus inc. (the "Company”) entered into new employment agreements (the "Agreements”) with the following executive officers:  Chief Financial Officer Elaine Marion, Chief Operating Officer Mark Marron, Executive Vice President Bruce Bowen, and Senior Vice President Steven Mencarini.  The employment agreements were approved by the Compensation Committee and the Board of Directors  of the Company.  On August 3, 2012, the Company also entered into an amendment (the "Amendment”) to the current employment agreement with the Company’s Chief Executive Officer, Phillip G. Norton.

Each of the Agreements has a term of August 1, 2012, through July 31, 2013.  The new Agreements are modified from the current agreements in two material respects.  First, the Agreements provide that they will automatically renew for successive one-year periods at the end of each term, unless either party delivers a notice of termination not less than sixty days prior to the end of the term.  Second, in the event the Company delivers to the executive a notice that his or her Agreement will terminate at the end of the employment term, and within thirty days of receipt of notice the executive tenders his or her resignation from the Company, to be effective at the end of the employment term, then so long as the executive fulfills his or her duties through the end of the term, and complies with certain post-employment obligations, such as confidentiality, intellectual property, non-competition, conflicts of interest and the return of Company property, then the Company will pay to the executive severance in the amount of one year of his or her annual salary then in effect, in equal monthly or twice-monthly installments, and COBRA for him or her and his or her dependents for one year after the termination date.

The new Agreements also include certain material terms similar to their current agreements, including with regard to compensation, change in control, and non-competition and non-solicitation provisions.  The Agreements specify annual base salaries of $375,000, $450,000, $330,000 and $275,000 for Ms. Marion, Mr. Marron, Mr. Bowen and Mr. Mencarini, respectively.  In addition, each executive will be eligible for an annual bonus under the terms and conditions of the Company’s Executive Incentive Plan, and certain other benefits and reimbursement of business expenses.

If an executive’s employment is terminated due to death or Incapacity (as defined in his or her Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with its Executive Incentive Plan, and, in the case of Incapacity, an additional amount equal to one year of his or her base salary.

Each Agreement further provides that the Company may terminate the executive’s employment at any time with or without Good Cause (as defined in the Agreements).  If the Company terminates the executive’s employment without Good Cause or the executive terminates his or her employment for Good Reason (as defined in the Agreements), then the executive shall be entitled to (a) payment in an amount equal to one year of his or her base salary, (b) a pro-rated portion of the executive’s target award as set forth in his or her then-current Executive Incentive Plan award agreement, and (c) continued medical and dental insurance for himself or herself and his or her dependents through COBRA for a period not longer than one year after termination, paid by the Company.

Each executive has also agreed to non-solicitation, non-compete and confidentiality provisions in his or her employment agreement.

In addition, on July 31, 2012, the Committee approved an amendment to the current employment agreement with the Company’s Chief Executive Officer, Phillip G. Norton.  The only modification made by the Amendment is that the employment term of the current agreement was extended from July 31, 2013, to July 31, 2014.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Employment Agreement effective August 1, 2012, by and between ePlus inc. and Elaine D. Marion

10.2	Employment Agreement effective August 1, 2012, by and between ePlus inc. and Mark P. Marron

10.3	Employment Agreement effective August 1, 2012, by and between ePlus inc. and Bruce M. Bowen

10.4	Employment Agreement effective August 1, 2012, by and between ePlus inc. and Steven J. Mencarini

10.5	Amendment No. 1 to Employment Agreement effective August 1, 2012, by and between ePlus inc. and Phillip G. Norton

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: August 3, 2012